Exhibit 10.6

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Binding Term Sheet For Consignment Deal on Sale of Miners
Overview of the Agreement: RepairBit sells Sphere3D's miners and pays Sphere3D as they are sold. Sales to take place within 90 calendar days of arrival at the RepairBit facility.  RepairBit bears all DOA and repair risk to the end client.

Client & Units
Client:	Sphere3D
Miners and Pickup Dates:
Dates & Renewal
Equipment Arrival Date:	September 1, 2026
Expiration Date:	November 30, 2026
Term:	3 Months
Renewal Option:	N/A
Renewal Term:	N/A
Payment Structure

9955 Walford Ave, Cleveland, OH 44102

Rate Schedule:	[XXX] *Amounts subject to change pending testing results
Purchase Price and Payment Schedule:
RepairBit to pay $3,100,492 Sphere3D upon sale of miners based on Rate Schedule.
1.)Initial (September 1st) [XXX]
2.)September 30 – [XXX]
3.)October 30 – [XXX]
4.)4.) November 30 – [XXX]
*If Miners are sold early related payments will be accelerated. Payments may be accelerated or increased if Miners are sold earlier or in greater quantity than scheduled, but in no event shall any scheduled payment be reduced or deferred. Upon RepairBit’s payment of the November 30 balance, RepairBit shall have paid the full Purchase Price and title to all Miners then remaining shall pass to RepairBit.

Payment Information:	TBD
Ownership:
Sphere3D retains ownership of the miners until RepairBit makes related payment. Once payment is made, Sphere3D releases the miners to RepairBit. Title to each Miner passes to RepairBit upon the earlier of (a) RepairBit’s payment to Sphere3D of the amount allocable to that Miner under the Rate Schedule, and (b) payment of the final balance on November 30, 2026, at which time title to all remaining Miners passes to RepairBit.

Insurance Coverage While at RepairBit:
Yes, covered under RepairBit’s policy. For the avoidance of doubt, risk of loss passes to RepairBit upon pick-up of the Miners from the Sphere3D site and remains with RepairBit until title passes, notwithstanding Sphere3D’s retention of title. In the event of any loss, theft, damage, or destruction of any Miner while risk of loss rests with RepairBit, RepairBit shall pay Sphere3D in full for such Miner at the applicable Rate Schedule amount. All transportation of the Miners shall be fully insured at RepairBit’s cost.

Equipment & Delivery

9955 Walford Ave, Cleveland, OH 44102

Logistics:	RepairBit will pick up the miners from the site and will bear all associated costs.
Palletizing and Loading:	Sphere3D will palletize and load miners.
Expected Pick Up Date and Location:	TBD
Missing or Damaged Components and Parts
If any of the following components—fans, grates, control boards, power supply units (PSUs), or covers—are missing from more than 10% of the total units received (i.e., fewer than 90% of units include these parts), Sphere3D agrees to either:
o Supply the missing components to reach the 90% threshold, or
o Compensate RepirBit for the shortfall, at a mutually agreed-upon price.

Wind Down if No Sale
Buyout:	If miners remain unsold at the end of the term, RepairBit will make full payment and take ownership of the miners.
Recourse
Penalty:
Sphere3D remains the owner of the Miners until RepairBit makes related payments. If RepairBit fails to make any payment when due and such failure continues for ten (10) days after written notice from Sphere3D, RepairBit shall be in default, and all Miners to which title has not then passed shall be returned to Sphere3D and Sphere3D will receive domestic logistics services, 90 days of free storage, and $300,000 of repair credit. The foregoing applies only upon RepairBit’s default and is in addition to, and not in lieu of, any other rights or remedies available to Sphere3D at law or in equity, all of which are cumulative.

Shipping:	RepairBit will coordinate and pay for the shipment of these remaining miners to a facility within the United States.
Storage:	Sphere3D receives 90 days of free storage at the RepairBit facility after the final expiration date.

9955 Walford Ave, Cleveland, OH 44102

RepairBit Security Interests in Miners; Sphere3D Filings:
No. RepairBit shall not grant, and shall not permit to attach, any lien or security interest in the Miners. RepairBit consents to Sphere3D filing, at Sphere3D’s election and at any time, a protective UCC-1 financing statement identifying the Miners as consigned goods, and shall reasonably cooperate with Sphere3D in connection with any such filing and any related notice to RepairBit’s secured creditors, including by promptly providing information reasonably requested by Sphere3D as to such creditors and as to the facility at which the Miners are held.

Governing Law:
This Agreement is governed by the laws of the State of Delaware, without regard to its conflict of laws principles. Any legal suit, action or proceeding relating to this Agreement shall be instituted in the state or federal courts located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts and waives any objection based on improper venue or forum non conveniens. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Confidentiality:
Each party shall keep confidential the terms of this Agreement and any non-public information of the other party disclosed in connection with it, and shall not disclose the same without the other party’s prior written consent, except (a) to its affiliates and its and their employees, officers, directors, attorneys, accountants and financial advisors who need to know and are bound by confidentiality obligations no less protective, and (b) as required by applicable law or regulation, the rules of any stock exchange on which a party’s (or its parent’s) securities are listed, or any filing with a securities regulator. Neither party shall issue any press release or public statement regarding this Agreement without the other party’s prior written consent, not to be unreasonably withheld.

9955 Walford Ave, Cleveland, OH 44102

Notices:
All notices under this Agreement shall be in writing and delivered by email with confirmation of receipt, personal delivery, or nationally recognized overnight courier, to the addresses set forth beneath the parties’ signatures below, or to such other address as a party may designate by notice. Notices are deemed effective upon delivery.

Counterparts:	This Agreement may be executed in counterparts, including by electronic signature or PDF, each of which is an original and all of which together constitute one and the same instrument.
[Signature page follows]

9955 Walford Ave, Cleveland, OH 44102

AGREED AND ACCEPTED:

SPHERE3D

By: /s/ Kurt Kalbfleisch
Name: Kurt Kalbfleisch
Title: Chief Financial Officer

REPAIRBIT, LLC

By: /s/ Michael Groff
Name: Michael Groff
Title: Chief Executive Officer

9955 Walford Ave, Cleveland, OH 44102